Exhibit 99.1
ChargePoint Announces Reorganization to Position Itself for Long-Term,
Sustainable Growth

Campbell, Calif. – January 10, 2024 – ChargePoint (NYSE:CHPT), a leading provider of networked charging solutions for electric vehicles (EVs), today announced a strategic reorganization designed to improve financial performance and position itself for long-term, sustainable growth. The reorganization includes an approximately 12% reduction of the ChargePoint global workforce.
The reorganization is expected to lead to approximately $14 million in restructuring charges, consisting of approximately $10 million in severance and related expenses and approximately $4 million in facility-related expenses. ChargePoint expects the action to result in annual operating expense savings of approximately $33 million. As previously announced, additional components of the strategic plan under new President and Chief Executive Officer, Rick Wilmer, will be discussed in ChargePoint’s fourth quarter of fiscal 2024 investor call expected to be held in March of this year.
“As part of a comprehensive business evaluation in my new position as CEO, today we have taken the difficult decision to reorganize our global workforce,” said Rick Wilmer, President and CEO of ChargePoint. “After a thorough review of our business strategy and product roadmap, we are heightening our focus on execution, operational excellence, and improved efficiencies while we continue with our industry-leading innovation.”
As previously announced, ChargePoint maintains a strong financial position with approximately $397 million in cash, cash equivalents and restricted cash on the Company’s balance sheet at the end of the third quarter of fiscal year 2024, with access to an additional $150 million through a revolving credit facility, which remains undrawn. The Company remains committed to its plan for achieving positive non-GAAP adjusted EBITDA in the fourth quarter of calendar year 2024.
About ChargePoint Holdings, Inc.
ChargePoint is creating a new fueling network to move people and goods on electricity. Since 2007, ChargePoint has been committed to making it easy for businesses and drivers to go electric with one of the largest EV charging networks and a comprehensive portfolio of charging solutions. The ChargePoint cloud subscription platform and software-defined charging hardware are designed to include options for every charging scenario from home and multifamily to workplace, parking, hospitality, retail and transport fleets of all types. Today, one ChargePoint account provides access to hundreds of thousands of places to charge in North America and Europe. For more information, visit the ChargePoint pressroom, the ChargePoint Investor Relations site, or contact the ChargePoint North American or European press offices or Investor Relations.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks, uncertainties, and assumptions including statements regarding our ability to improve execution and operations and capitalize on efficiencies while continuing with our industry leading innovation, our ability to generate positive non-GAAP adjusted EBITDA in the fourth quarter of calendar year 2024, our ability to achieve operating expense savings as a result of the reorganization and the expected amount of such expense savings. There are a significant number of factors that could cause actual results to differ materially from the statements made in this press release, including: macroeconomic trends including changes in or sustained inflation, prolonged and sustained increases in interest rates, or other events beyond our control on the overall economy which may reduce demand for our products and services, geopolitical events and conflicts, adverse impacts to our business and those of our customers and suppliers, including due to supply chain disruptions, component shortages, and associated logistics expense increases; our limited operating history as a public company; risks associated with our quarter-end closing procedures, including management’s judgments; our ability as an organization to successfully acquire and integrate other companies, products or technologies in a successful manner; our dependence on widespread acceptance and adoption of EVs and increased demand for installation of charging stations; our current dependence on sales of charging stations for most of our revenues; overall demand for EV charging and the potential for reduced demand for EVs if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated or governmental mandates to increase the use of EVs or decrease the use of vehicles powered by fossil fuels, either directly or indirectly through mandated limits on carbon emissions, are reduced, modified or eliminated; our reliance on contract manufacturers, including those located outside the United States, may result in supply chain interruptions, delays and expense increases which may adversely affect our sales, revenue and gross margins; our ability to expand our operations and market share in Europe; the need to attract additional fleet operators as customers; potential adverse effects on our revenue and gross margins due to delays and costs associated with new product introductions, inventory obsolescence, component shortages and related expense increases; adverse impact to our revenues and gross margins if customers increasingly claim clean energy credits and, as a result, they are no longer available to be claimed by us; the effects of competition; risks related to our dependence on our intellectual property; and the risk that our technology could have undetected defects or errors. Additional risks and uncertainties that could affect our financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on December 8, 2023, which is available on our website at investors.chargepoint.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in other filings that we make with the SEC from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by applicable law.
CHPT-IR
ChargePoint

AJ Gosselin
Director, Corporate Communications
AJ.Gosselin@chargepoint.com
media@chargepoint.com

Patrick Hamer
Vice President, Capital Markets and Investor Relations
Patrick.Hamer@chargepoint.com
investors@chargepoint.com
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